Exhibit 8

                                [VBH Letterhead]

                              ______________, 1997


Tysons Financial Corporation
8200 Greensboro Drive
McLean, VA  22102

         Re: Acquisition of Tysons Financial Corporation by MainStreet BankGroup Incorporated

Ladies and Gentlemen:

         We have acted as counsel to Tysons Financial Corporation, a Virginia corporation ("Tysons"), in connection with the proposed merger (the "Merger") of MB Corp., a Virginia Corporation ("MB") and wholly-owned subsidiary of MainStreet BankGroup Incorporated, a Virginia corporation ("BankGroup") with and into Tysons, pursuant to the terms of the Agreement and Plan of Merger dated as of July 25, 1997, (the "Merger Agreement") by and among Tysons, MB and BankGroup, as described in the Registration Statement on form S-4 as filed by BankGroup with the Securities and Exchange Commission on ___________, 1997 (the "Registration Statement"). This opinion is being rendered pursuant to the requirements of Item 21(a) on Form S-4 under the Securities Act of 1933, as amended.

         In connection with formulating such opinion we have examined such documents as we deemed appropriate including the Merger Agreement and the Registration Statement. In our examination, we have assumed the genuiness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies and the authenticity of the originals of such copies. This opinion is subject to the receipt by counsel of certain written representations of Tysons, MB and BankGroup dated as of the date hereof.

         Based upon and subject to the foregoing, the discussion contained in the Proxy Statement/Prospectus included as part of the Registration Statement (the "Prospectus") under the caption "Certain Federal Income Tax Consequences," except as otherwise indicated, expresses our opinion as to the material Federal income tax consequences applicable to holders of shares of Tysons' Common Stock. You should be aware, however, that the discussion under the caption "Certain Federal Income Tax Consequences" in the Prospectus represents our conclusions as to the application of existing law to the instant transactions. There can be no assurance that a contrary position may not be taken by the Internal Revenue Service.

         This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Venable, Baetjer, Howard & Civiletti, LLP, under the heading "Certain Federal Income Tax Consequences" in the Registration Statement and the Proxy Statement/Prospectus.

                                           Very truly yours,



                                           VENABLE, BAETJER, HOWARD &
                                           CIVILETTI, LLP